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Exhibit 5

June 18, 2004

Liberty Media International, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112

        Attn: Board of Directors of Liberty Media International, Inc

Gentlemen:

        We are special counsel for Liberty Media International, Inc (the "Company") and in that capacity we have assisted the Company in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to the registration of 100,000 shares of Liberty Media International, Inc. Series A Common Stock, $.01 par value per share ("Common Stock"), that may be purchased pursuant to the Liberty Media 401(k) Savings Plan—Puerto Rico (the "Plan").

        In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plan, when paid for as contemplated by the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

        In addition, we hereby confirm compliance of the provisions of the written documents constituting the Plan with the requirements of Employee Retirement Income Security Act of 1974, as amended (ERISA) pertaining to such written provisions.

        We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Very truly yours,
SHERMAN & HOWARD L.L.C.

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  Exhibit 5